Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

(a)	Monmouth Capital Corporation, a New Jersey corporation
(b)	MRC I LLC, a Wisconsin limited liability company
(c)	MREIC Financial, Inc., a Maryland corporation
(d)	Palmer Terrace Realty Associates, LLC, a New Jersey limited liability company
(e)	Wheeling Partners, LLC, an Illinois limited liability company
(f)	Jones EPI, LLC, a Delaware limited liability company
(g)	MREIC South Carolina, LLC, a South Carolina limited liability company
(h)	MREIC Illinois, LLC, an Illinois limited liability company
(i)	MREIC Lebanon, Tennessee, LLC, a Tennessee limited liability company
(j)	MREIC Edinburg TX, LLC, a Texas limited liability company
(k)	MREIC El Paso, LLC, a Texas limited liability company
(l)	MREIC Corpus Christi TX, LLC, a Texas limited liability company
(m)	BB Streetsboro LLC, an Ohio limited liability company
(n)	MREIC Lebanon, OH, LLC, an Ohio limited liability company
(o)	Hemingway at Halfmoon, LLC, an Ohio limited liability company
(p)	MREIC Olive Branch MS, LLC, a Mississippi limited liability company
(q)	MREIC Oklahoma City OK, LLC, an Oklahoma limited liability company
(r)	MREIC Waco TX, LLC, a Texas limited liability company